Exhibit 10.79

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (the “Forbearance Agreement”) is made and dated as of the 25th day of January, 2002, by and between PROSPECT MEDICAL GROUP, INC., a California professional corporation (“PMG”), and PROSPECT MEDICAL HOLDINGS, INC., a Delaware corporation (“PMH”).

RECITALS

WHEREAS, as of September 30, 2001, PMH is indebted to PMG in the amount of Ten Million Eighty-Six Thousand Six Hundred Nine Dollars ($10,086,609) (the “Debt”), which PMG has the right to declare due and payable at any time;

WHEREAS, the California Department of Managed Care adopted new regulations which require PMG to maintain a certain minimum “tangible net equity”;

WHEREAS, “tangible net equity” is defined in Title 28, Section 1300.76(e) of the California Code of Regulations to mean net equity reduced by the value assigned to intangible assets including, but not limited to, obligations of affiliates which are not fully secured;

WHEREAS, immediately prior to September 30, 2001, the Debt was unsecured and therefore could not be included in the calculation of tangible net equity;

WHEREAS, various health maintenance organizations (“HMO’s”) with which PMG has contracted to provide medical services will terminate such contracts unless PMG can satisfy the tangible net equity requirements by a combination of declaring due and payable and collecting the Debt and/or obtaining adequate collateral to secure the Debt;

WHEREAS, the HMO’s will compel PMG to declare the Debt due and payable if PMG cannot otherwise satisfy the tangible net equity requirements;

WHEREAS, it is in the best interests of PMH and PMG that PMG satisfy the tangible net equity requirements in order to avoid the termination of PMG’s HMO contracts;

WHEREAS, PMG has devised a plan to comply with the tangible net equity requirements by paying off a portion of the Debt and adequately collateralizing a portion of the Debt;

WHEREAS, simultaneously with the execution of this Forbearance Agreement, PMH is withdrawing $1,750,000 from a money market account and applying these funds to the repayment of a portion of the Debt;

WHEREAS, certain irrevocable letters of credit in face amounts aggregating $500,000 have been issued by PMH under its line of credit from Comerica Bank, on behalf of PMG, in favor of certain health plans and HMO’s to secure PMG’s performance under its contracts with such health plans and HMO’s, and such letters of credit may be included in the tangible net equity calculation;

WHEREAS, pursuant to the terms of a letter agreement between PMH and PMG executed simultaneously herewith, PMH has agreed to dedicate $2,500,000 remaining under its $4,000,000 line of credit with Comerica Bank solely for the purpose of: (i) paying the claims of PMG, or (ii) reducing the Debt upon the demand of PMG;

WHEREAS, PMH is willing to make arrangements to obtain the continuing guaranty (the “Continuing Guaranty”) of Foothill City Center Ltd., a California Limited Partnership (“FCC”) as secured by a deed of trust (“Deed of Trust”) on certain real property of FCC in order to collateralize a $4,250,000 portion of the Debt, representing the remainder of the Debt required to be collateralized under the tangible net equity regulations;

WHEREAS, FCC is willing to execute the Continuing Guaranty and the Deed of Trust in favor of PMG in consideration of PMG’s and PMH’s covenants contained in a Collateral Substitution Agreement executed simultaneously herewith;

WHEREAS, PMH has requested PMG to forbear collection of the Debt pursuant to the terms and conditions set forth herein in consideration for arranging for the execution and delivery by FCC of the Continuing Guaranty and the Deed of Trust;

WHEREAS, in consideration of the execution and delivery by FCC of the Continuing Guaranty and the Deed of Trust, and subject to the terms and conditions set forth herein, PMG is willing to forbear declaring due and payable and collecting the Debt.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.                                       Inducement Representations by PMH.  In addition to the other representations and warranties contained in this Forbearance Agreement and the other terms and provisions hereof, to induce PMG to grant the forbearance requested by PMH and to enter into this Forbearance Agreement, PMH hereby represents and warrants, as of the Forbearance Effective Date (as such term is defined in Paragraph 3 below) and through and including the date of this Forbearance Agreement, that the Management Services Agreement dated as of June 4, 1996 (the “Management Agreement”), between PMH’s wholly-owned subsidiary, Prospect Medical Systems, Inc., a Delaware corporation (“PMS”), and PMG, as subsequently amended or modified, is in full force and effect, and that PMH is in compliance with the terms thereof.

2.                                       Agreement to Forbear.  Subject to the terms and conditions set forth herein, as of the Forbearance Effective Date and indefinitely thereafter, PMG hereby agrees to forbear in the exercise of any rights or remedies in respect of the Debt.  The agreement of PMG to forbear in the exercise of its rights and remedies in respect of the Debt shall continue indefinitely for so long as the following conditions continue to be satisfied:  (i) PMG continues to maintain compliance with the tangible net equity requirements of the California Department of Managed

Care (after taking into consideration the Continuing Guaranty as secured by the Deed of Trust); (ii) the Management Agreement remains in effect and no event of default shall exist thereunder; and (iii) the continuing accuracy of PMH’s representations under this Forbearance Agreement.  PMH agrees that upon the failure of any term or condition of this Agreement to be satisfied, PMG may, in its sole discretion and without further notice to PMH, exercise any and all remedies available to it in order to collect the Debt.

3.                                       Conditions.  This Forbearance Agreement shall be deemed effective as of September 30, 2001 (the “Forbearance Agreement Effective Date”) provided that each of the following conditions shall have been satisfied or waived:

(a)                                  PMH shall have delivered or shall have had delivered to PMG, in form and substance satisfactory to PMG and its counsel, each of the following:

(i)                                     A duly executed copy of this Forbearance Agreement;

(ii)                                  A duly executed acknowledgment of this Forbearance Agreement from FCC;

(iii)                               All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of this Forbearance Agreement and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws; and

(iv)                              All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by this Forbearance Agreement, shall be satisfactory in form and substance to PMG and its counsel.

4.                                       Representations and Warranties of PMH.  In addition to the other representations and warranties of PMH contained in this Forbearance Agreement, as an inducement to PMG to enter into this Forbearance Agreement, PMH represents and warrants to PMG that:

(a)                                  No Change.  Except as previously disclosed to PMG, since September 30, 2001, there has been no material adverse change in the business, operations, assets or financial or other condition of PMH or PMH and its subsidiaries taken as a whole.

(b)                                 Corporate Power; Authorization; Enforceable Obligations.  PMH has the corporate power and authority and the legal right to execute and deliver this Forbearance Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance thereof.  This Forbearance Agreement is duly executed and delivered on behalf of PMH and constitutes the legal, valid and binding obligation of PMH enforceable against PMH in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(c)                                  No Legal Bar.  The execution, delivery and performance of this Forbearance Agreement will not violate any requirement of law or any contractual obligation of PMH or any of its subsidiaries the violation of which could have a material adverse effect on the business or financial conditions of PMH or result in the creation of any lien on any assets of PMH or any of its subsidiaries.

5.                                       Miscellaneous Provisions.

(a)                                  Cumulative Rights; Waivers Limited.  The rights, powers and remedies of PMG hereunder are cumulative and in addition to all rights, power and remedies provided under any and all agreements between PMG and PMH, at law, in equity or otherwise.  The forbearance granted by this Forbearance Agreement is specific and limited to its terms.  Neither such forbearance nor any delay or failure by PMG to exercise any right, power or remedy shall constitute a waiver of any right, power or privilege by PMG (other than as specifically provided in this Forbearance Agreement), and no single or partial exercise by PMG of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

(b)                                 Entire Agreement.  This Forbearance Agreement embodies the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

(c)                                  Governing Law.  This Forbearance Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its choice of law rules.

(d)                                 Counterparts.  This Forbearance Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

(e)                                  Severability.  The illegality or unenforceability of any provision of this Forbearance Agreement or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be executed as of the day and year first above written.

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ R. Stewart Kahn
Its:	Executive Vice President

PROSPECT MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner
Its:	Sole Shareholder

ACKNOWLEDGMENT OF GUARANTOR

The undersigned Guarantor hereby acknowledges and consents to the terms of, and consents to the execution, delivery and performance, of the foregoing Forbearance Agreement, and further acknowledges that Guarantor’s agreement to execute the Guaranty and the Deed of Trust is a material inducement to PMG to enter into the foregoing Forbearance Agreement.

BY AFFIXING ITS SIGNATURE HERETO, GUARANTOR REPRESENTS THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH ITS OWN LEGAL COUNSEL REGARDING THE TERMS OF THIS FORBEARANCE AGREEMENT, THE CONTINUING GUARANTY AND THE DEED OF TRUST AND IS NOT RELYING ON MILLER & HOLGUIN, LEGAL COUNSEL TO PROSPECT MEDICAL GROUP, INC., FOR LEGAL ADVICE IN CONNECTION WITH THE EXECUTION, DELIVERY AND PERFORMANCE  OF SUCH AGREEMENTS.

FOOTHILL CITY CENTER, LTD.,
A CALIFORNIA LIMITED PARTNERSHIP

By:	DUTTON & ASSOCIATES
General Partner

	By:	/s/ Ted W. Dutton
Ted W. Dutton
Title:

By:	/s/ Jacob Y. Terner
Jacob Y. Terner
General Partner